EXHIBIT 99.1

         Greene County Bancshares Posts 27% Increase in Second Quarter
                               Earnings Per Share

     GREENEVILLE, Tenn.--(BUSINESS WIRE)--July 20, 2004--Greene County Bancshares, Inc. (NASDAQ/NM: GCBS) today announced results for the second quarter and six-month period ended June 30, 2004. Highlights of the quarter and year-to-date period included a significant increase in net interest income, reflecting the contribution of the Company's recent acquisition in Middle Tennessee as well as growth in other key markets, most notably in Blount County and Knoxville, Tennessee. This momentum in lending services, coupled with improving asset quality and efficiency ratios, helped produce a substantial rise in net income and earnings per share for the quarter versus the same period last year, along with comparably higher returns on assets and equity.
     For the second quarter of 2004, net income increased 42% to $3,275,000 from $2,301,000 in the same period last year. On a diluted per share basis, earnings for the second quarter increased 27% to $0.42 on 7.7 million weighted average shares outstanding compared with $0.33 on 6.9 million weighted average shares outstanding in the year-earlier period. The year-over-year increase in weighted average shares outstanding reflected shares issued in connection with the Company's November 2003 acquisition of Independent Bankshares Corporation.
     Net interest income for the second quarter increased 19% to $11,983,000 from $10,053,000 in the year-earlier period. Net interest income after provision for loan losses rose 30% to $10,821,000 in the second quarter of 2004 versus $8,324,000 in the same period last year, reflecting a 33% decline in the provision for loan losses to $1,162,000 in the current quarter from $1,729,000 in the second quarter of last year concurrent with improving asset quality.
     Commenting on the announcement, Stan Puckett, Chairman and Chief Executive Officer, said, "We are delighted to report these notable improvements in our operations during the second quarter, combined with ongoing solid growth across our markets. While most of the growth occurred during the first quarter of this year, we are gratified that our efforts to strengthen our presence in several fast-growing Middle Tennessee communities and build on the important momentum we have established elsewhere continue to translate into improved efficiencies, growing market share and higher earnings."
     Puckett noted that one of the most important improvements achieved during the second quarter could be seen in asset quality. Driving an overall decline, the Company's Greene County Bank subsidiary - its largest unit - cut nonperforming assets as a percentage of total assets to 0.74% at the end of the second quarter of 2004 from 0.95% a year ago; the comparable figure was 0.68% at December 31, 2003. Likewise, the Bank's annualized net charge-offs to average total loans (net of unearned interest) fell to 0.29% at June 30, 2004, from 0.44% at the end of June 2003; at December 31, 2003, the figure was 0.33%.
     "We are encouraged by the progress we have achieved thus far in 2004, especially in integrating our seven new branches and expanding the footprint of our banking network," Puckett continued. "On the other hand, we will continue to face a somewhat uncertain economic and political outlook in the second half. Also, although our net interest margin appears to have stabilized in the second quarter of 2004 versus the first quarter of the year, it remained under pressure compared with the year-earlier level as we have continued to position the Company for a rising interest rate environment. We believe these measures will demonstrate more tangible benefits for us in the second half, and our success in this and other important areas should work to our advantage as the year continues."
     For the six months ended June 30, 2004, net income increased 25% to $6,127,000 from $4,919,000 in the first half of 2003. On a diluted per share basis, earnings for the first six months of 2004 rose 11% to $0.79 from $0.71 in the year-earlier period. Net interest income after provision for loan losses increased 25% to $21,178,000 for the first half of 2004 compared with $17,003,000 in the same period last year.
     At June 30, 2004, the Company's total assets increased 1% to $1,125,002,000 from $1,108,522,000 at December 31, 2003, and were 24% ahead of the $909,101,000 in total assets reported as of June 30, 2003. Net loans, including loans held for sale, increased 3% to $972,956,000 at June 30, 2004, from $941,207,000 at
December 31, 2003, and were 27% higher than net loans, including loans held for sale, of $765,609,000 a year ago. Deposits declined 3% to $884,014,000 at June 30, 2004, from $907,115,000 at December 31, 2003, as the Company shed some higher priced deposits, but were 25% higher than the $704,909,000 in deposits reported at the end of the second quarter of 2003. Total shareholders' equity increased 4% to $105,509,000 at June 30, 2004, versus $101,935,000 at the end of
2003, and was 35% higher that total shareholders' equity of $77,991,000 at June 30, 2003.
     Return on average shareholders' equity for the second quarter and the six months ended June 30, 2004, was 12.39% and 11.69%, respectively, versus 11.78% and 12.73%, respectively, for the comparable periods last year. Return on average total assets for the second quarter and six months ended June 30, 2004, was 1.17% and 1.09%, respectively, compared with 1.04% and 1.11%, respectively, for the same periods in 2003.
     Greene County Bancshares, Inc., with total assets of approximately $1.1 billion, is the holding company for Greene County Bank headquartered in Greeneville, Tennessee. Greene County Bank is the largest community bank in East Tennessee and now has 37 branches throughout East and Middle Tennessee, one branch in Bristol, Virginia, one branch in western North Carolina, and a trust services office in Lebanon, Tennessee. Greene County Bank does business in Washington County, Tennessee as Washington County Bank; in Blount County and Knox County, Tennessee as American Fidelity Bank; in Sumner County, Tennessee as First Independent Bank; in Rutherford County, Tennessee as Rutherford Bank and Trust; in Sullivan County, Tennessee as Sullivan County Bank and First Bristol Bank; in Hamblen County, Tennessee as Hamblen County Bank; in McMinn County, Tennessee as Bank of Athens and Bank of Niota; in Hawkins County, Tennessee as Hawkins County Bank and Bank of Bulls Gap; in Cocke County, Tennessee as Cocke County Bank; in Loudon County, Tennessee as Community Bank of Loudon County; in Monroe County, Tennessee as Community Trust Bank; in the City of Bristol, Virginia as First Bristol Bank; and in Wilson County, Tennessee as President's Trust. In addition, Greene County Bank also conducts separate businesses through three wholly owned subsidiaries: Superior Financial Services, Inc., a consumer finance company; GCB Acceptance Corporation, a consumer finance company specializing in subprime automobile lending; and Fairway Title Co., a title company.


                         Unaudited Financial Highlights
                    (In thousands, except per share amounts)

                       Three Months Ended        Six Months Ended
                            June 30,                  June 30,
                    -----------------------   -----------------------
                       2004         2003         2004         2003
                    ----------   ----------   ----------   ----------
Interest income     $   15,869   $   14,082   $   31,799   $   28,082
Interest expense         3,886        4,029        7,936        8,224
                    ----------   ----------   ----------   ----------
Net interest
 income                 11,983       10,053       23,863       19,858
Provision for
 loan losses             1,162        1,729        2,685        2,855
                    ----------   ----------   ----------   ----------
Net interest
 income after
 provision for
 loan losses            10,821        8,324       21,178       17,003
Noninterest
 income                  3,070        2,897        6,164        5,621
Noninterest
 expense                 8,574        7,692       17,525       14,924
                    ----------   ----------   ----------   ----------
Income before
 income taxes            5,317        3,529        9,817        7,700
Income taxes             2,042        1,228        3,690        2,781
                    ----------   ----------   ----------   ----------
Net income          $    3,275   $    2,301   $    6,127   $    4,919
                    ==========   ==========   ==========   ==========
Comprehensive
 income             $    2,935   $    2,299   $    5,808   $    4,996
                    ==========   ==========   ==========   ==========

Earnings per share:
  Basic             $     0.43   $     0.34   $     0.80   $     0.72
                    ==========   ==========   ==========   ==========
  Diluted           $     0.42   $     0.33   $     0.79   $     0.71
                    ==========   ==========   ==========   ==========

Weighted average
 shares:
    Basic                7,657        6,822        7,662        6,821
                    ==========   ==========   ==========   ==========
    Diluted              7,714        6,906        7,720        6,905
                    ==========   ==========   ==========   ==========

Dividends declared
 per share          $     0.12   $     0.12   $     0.24   $     0.24
                    ==========   ==========   ==========   ==========

                                  June 30,     Dec. 31,     June 30,
                                    2004         2004         2003
                                 ----------   ----------   ----------
Total assets                     $1,125,002   $1,108,522   $  909,101
Cash and cash equivalents            34,445       41,341       42,035
Investment securities                38,140       44,823       48,005
Loans, net (1)                      972,956      941,207      765,609
Deposits                            884,014      907,115      704,909
Shareholders' equity                105,509      101,935       77,991
Tangible shareholders'
 equity (2)                          84,848       80,965       75,276
Book value per share                  13.80        13.31        11.43
Tangible book value
 per share (2)                        11.10        10.57        11.03

   (1) Includes loans held for sale.

   (2) Tangible shareholders' equity is shareholders' equity less goodwill and intangible assets.

     For unaudited financial statements for the second quarter and six months ended June 30, 2004 and 2003, along with related information, click the following links: http://www.irinfo.com/gcbs/2q04fs.pdf or http://www.irinfo.com/gcbs/2q03fs.pdf.

     This news release may contain forward-looking statements regarding Greene County Bancshares, Inc., as defined in Section 21E of the Securities Exchange Act of 1934. All forward-looking statements involve risk and uncertainty and actual results could differ materially from the anticipated results or other expectations expressed in the forward-looking statements. A discussion of factors that could cause actual results to differ materially from those expressed in the forward-looking statements is included in the Greene County Bancshares, Inc. filings with the Securities and Exchange Commission.

     CONTACT: Greene County Bancshares, Greeneville
              William F. Richmond, 423-787-1211